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Prodigy Communications
SMA Financial Remarks
January 19, 2001


I.   Intro and Safe Harbor by MWA
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II.  Opening remarks by Charles Foster
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     Good morning. Thank you for your time. My name is Charles Foster and I am the chairman, CEO and president of Prodigy. You should have seen the news we announced this morning. The significance of the new agreements with SBC is two-fold:

     First, it extends Prodigy's relationship with SBC and immediately puts Prodigy in a much stronger financial position. As a result of the new agreements, we expect Prodigy to be EBITDA positive this year, to improve our cash flow, to reduce our operating costs, and to realize higher gross margins per subscriber.

     Second, the new agreements result in closer ties with SBC. This is a long-term partnership between a national ISP and the nation's leading DSL provider. The agreements leverage what each company does best - Prodigy's portal and ISP experience and SBC's network services, distribution channels, customer care and billing. Together, we expect to see many opportunities nationwide.

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     As many of you know, the current operating environment has been a challenging one for many of the leading providers of Internet services, including Prodigy. While rates of growth continue to be promising, the combination of an aggressive pricing environment for retail services with high upfront costs of initiating services to new customers has led to significant cash and margin pressure. These pressures are particularly acute for providers of broadband access. This environment has also constrained the ability of operators to raise much needed capital from both public and private sources. Prodigy is not immune from these pressures.

     In response to this environment, Prodigy management has conducted an exhaustive review of strategies that would materially reduce the costs of expanding Prodigy's customer base while creating lasting value for Prodigy shareholders.

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     As a result of this process, Prodigy and SBC Communications have agreed to new Strategic and Marketing Agreements. The changes in these agreements primarily affect services provided to DSL and business dial-up subscribers procured by SBC. The effect of these changes will be a significant reduction in the costs to Prodigy of growing the DSL subscriber base and is projected to significantly accelerate Prodigy's path to profitability. The amended agreements will also expand the term and level of SBC's minimum commitments to Prodigy to deliver the Prodigy Internet service to subscribers.

     Here are the top-line benefits of the new agreements:

     . Prodigy and SBC will extend the term their relationship from three to nine years;

     . Prodigy retains the retail relationship with its consumer dial-up subscribers, while SBC maintains the retail relationship with its DSL and business dial-up subscribers;

     . Prodigy will receive monthly per subscriber fees to provide SBC a wholesale ISP service for e-mail, news and portal content for SBC DSL and business dial-up subscribers;

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     .  SBC increases its MINIMUM subscriber commitment to Prodigy to approximately 3.75 million DSL customers and 375,000 dial-up subscribers over the nine year term;

     . SBC will assume responsibility for acquiring the DSL and business dial-up subscribers. SBC will provide customer care and billing, and assume responsibility for networking costs for SBC DSL and business dial-up customers. This enables Prodigy to realize significantly lower operating expenses;

     . SBC DSL and dial-up customers will use Prodigy's extensive roaming network to access their accounts from anywhere; and

     . In conjunction with these agreements, as was recently made public, SBC will provide a $110 million line of credit to Prodigy.

     In addition to these immediate financial benefits are the long-term opportunities that Prodigy will realize due to its partnership with SBC. SBC and Prodigy will continue to co-brand in advertising and both parties will work together in affinity, OEM and new product marketing.

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     We see these new agreements as very good news for both Prodigy and SBC. We are taking advantage of each company's core strengths in order to give customers- again, both Prodigy's and SBC's - the best Internet experience in the market. With its improved financial position, Prodigy will have the resources to build and maintain an Internet portal and ISP infrastructure that will lead the industry.

     I'll now turn the call over to Allen Craft, Prodigy's CFO, to review the more specific financial implications of the revised agreements. Allen.[B


III. Financial review by Allen Craft
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     Thank you Charles.

     Today I will be giving information on how Prodigy's new operating model will affect the company going forward. I will not be discussing results for the fourth quarter and year ended December 31, 2000, at this time.

     Let me also remind you that I will host a second conference call at noon today to further discuss financial details of Prodigy's new operating model.

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  2001 Pro Forma

     As Charles has already explained, the new agreements mean that in 2001, Prodigy will realize significantly reduced operating expenses -specifically those associated with costs of acquisitions, networking and line costs, outsourced customer service contracts, and reduced billing expenses. At the same time, we are projecting less total revenue this year because of the pricing adjustments associated with the wholesale nature in the revised agreements as well as a recent accounting change regarding the classification of revenue. HOWEVER, with the drop in our expenses, we expect to see SIGNIFICANTLY improved gross margins and positive EBITDA in 2001, which would not have been realized under the previous business model until 2004.

     In 2001, we expect our total net revenue to be in the range of $350 million to $365 million. We will have the following revenue sources: dial, DSL, and other non-subscriber related sources.

     We anticipate the revenue mix will be represented by approximately 80% from dial, 14% from DSL, and 6% from non-subscriber or other sources.

     Gross margins for 2001 should be approximately 49%.

     We expect to report EBITDA for the year in the range of $31 to $34 million, or $.44 to $.49 per share.

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     Net loss before adjusting for minority interest is expected to be approximately $334 to $340 million, or $4.77 to $4.86 per share. This is largely due to amortization expense associated with the goodwill Prodigy booked as a result of the initial SBC investment.

Subscribers

     As of the end of September 2000, Prodigy reported 2.74 million subscribers. At the end of 2001, we expect to have between 3.1 to 3.7 million subscribers.

Balance Sheet

     In conjunction with our revised agreements, and as was previously publicized, SBC will provide Prodigy with a $110 million line of credit. It is not our plans to use this line of credit for operating cash, but instead to have these funds available should opportunities arise that we want to consider.

     We would now be happy to answer your questions.

IV.  Q & A
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